EXHIBIT 10.2

TECHNOLOGY LICENSE AGREEMENT

by and between

OMS INVESTMENTS, INC.

and

AEROGROW INTERNATIONAL, INC.

dated as of

April 22, 2013

TECHNOLOGY LICENSE AGREEMENT

THIS TECHNOLOGY LICENSE AGREEMENT (“Agreement”) is made as of April 1, 2013 (“Effective Date”) by and between OMS Investments, Inc., a Delaware corporation having offices at 10250 Constellation Blvd., Suite 2800, Los Angeles, California 90067 (“OMS”), and AeroGrow International, Inc., a Nevada corporation having offices at 6075 Longbow Dr., Suite 200, Boulder, Colorado 80301 (“AeroGrow”).  OMS and AeroGrow are sometimes referred to herein collectively as the “Parties” and individually as a “Party.”

RECITALS

A.           OMS owns certain Hydroponic IP (as defined below) relating to hydroponic and aeroponic growing systems.

B.           AeroGrow desires to obtain from OMS a license to use the Hydroponic IP in connection with the manufacture, marketing and sale of Licensed Products in the Territory.

C.           OMS is willing to grant such license to AeroGrow, according to the terms and conditions set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the Parties hereby agree as follows:

1.  DEFINITIONS

Capitalized terms in this Agreement shall have the meanings ascribed to them as set forth below in this Article 1, or in the body of this Agreement.  Capitalized terms not defined in this Agreement shall have the meanings set forth in the Securities Purchase Agreement.

“Affiliate” means, with respect to any Person, any Person directly or indirectly controlling, controlled by or under common control with, such other Person.  For purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”) when used with respect to any Person, means the possession, directly or indirectly, of the power to cause the direction of management or policies of such person, whether through the ownership of voting securities, by contract or otherwise.

“Brand License Agreement” means that certain Brand License Agreement executed by the Parties concurrently with this Agreement.

“Contract Year” means the one-year period from April 1 of a calendar year to March 31 of the following calendar year.

“Copyrights” means all published and unpublished works of authorship and copyrights therein, and copyright registrations and applications for registration thereof and all renewals, extensions, restorations and reversions thereof.

“First Contract Year” means April 1, 2013 through March 31, 2014.

“Initial Term” means the term beginning on the Effective Date and ending five (5) years after the Effective Date.

“Hydroponic IP” means the OMS Intellectual Property set forth in Schedule 1 to this Agreement.

“Intellectual Property” means all intellectual property rights of any kind, worldwide, including rights in, to and concerning (a) Patents; (b) Trademarks; (c) Copyrights; and (d) Technical Information.

“Licensed Products” means the AeroGarden 3, the AeroGarden 7, the AeroGarden Extra, the AeroGarden Ultra, any additional aeroponic or hydroponic products developed by AeroGrow in the future, and associated seed kits.

“Net Sales” means the net sales of Licensed Products under U.S. GAAP.

“Patents” means all patents throughout the world (including utility patents, design patents, patents of importation, improvement patents, patents and certificates of addition, and utility models), as well as divisions, reissues, reexaminations, continuations, continuations-in-part, renewals and extensions of any of the foregoing, and applications therefore, and patents which may be issued on such applications.

“Person” means any individual, corporation, partnership, trust, limited liability company, association or other entity.

“Protected Information” of a Party means trade secrets and information concerning the Party’s business, technology, and affairs, including without limitation current and historical financial statements, financial projections and budgets, historical and projected sales, capital spending budgets and plans, Technical Information, the names and backgrounds of key personnel, personnel training techniques and materials and current and historical financial information regarding individual products, services, departments or categories.

“Renewal Term” means a five-year period following the Initial Term.

“Research Purposes” means use of the Hydroponic IP for the purposes of (a) conducting research and development, (b) pursuing regulatory approvals, and (c) pursuing Intellectual Property protection on modifications and improvements to the Hydroponic IP.

“Securities Purchase Agreement” means that certain Securities Purchase Agreement executed between AeroGrow and OMS’s Affiliate, SMG Growing Media, Inc., effective as of _____.

“Series B Preferred” means the series of preferred stock of AeroGrow designated Series B Convertible Preferred Stock with a par value of $0.001 per share under the Certificate of Designations.

“Series B Preferred Conversion Price” has the meaning ascribed to such term in the Certificate of Designations of Series B Convertible Preferred Stock of AeroGrow (the “Certificate of Designations”).

“Technical Information” means know-how, trade secrets, confidential and proprietary information, ideas, inventions, discoveries, formulae, compositions, manufacturing and production processes and techniques, research and development information, reports, drawings, specifications, designs, plans, improvements, proposals, information and analytic methodology used in the development, testing, analysis, design, manufacturing and packaging of products and services, technology, software, computer programs, documentation, databases, data, mask works, financial, business and marketing plans, cost and pricing information, supplier lists and related information, sales data and plans, customer lists, customer accounts, and related information, recorded in any form.

“Term” means the Initial Term and any properly obtained Renewal Terms.

“Territory” means (a) North America and (b) on a country-by-country basis, all European countries including the United Kingdom, but excluding France and Germany, under the following conditions: (i) AeroGrow has an established European distributor for such country under a contract approved in writing by OMS, (ii) AeroGrow and OMS mutually agree in writing on annual sales volume requirements for such country, (iii) OMS has the right to terminate AeroGrow’s rights in such country if such annual sales volume requirements are not met, or for any other reason, and (iv) OMS has not already commenced sales of Licensed Products in such country.

“Trademark” means a trademark, service mark, trade dress, logo, trade name, corporate name, domain name and/or other source identifier, all goodwill associated with any of the foregoing, and registrations and applications for registration thereof, including all extensions, modifications and renewals of the foregoing.

“U.S. GAAP” means United States generally accepted accounting principles and practices applied consistently throughout the periods involved.

2.  LICENSE GRANT TO AEROGROW

2.1           License Grant.  Subject to the terms and conditions of this Agreement, OMS hereby grants to AeroGrow an exclusive license under the Hydroponic IP to make, use, sell, distribute, offer to sell, and import Licensed Products in the Territory during the Term of this Agreement.  Notwithstanding the foregoing exclusive license, OMS reserves the right for OMS and its Affiliates and contractors to use the Hydroponic IP to make and use products in the Territory, but only for Research Purposes.

2.2           No Right to Sublicense.  The license grant in Section 2.1 does not include the right for AeroGrow to grant sublicenses to others to use the Hydroponic IP in any manner or in connection with any goods or services, but Licensee may permit the distribution by third party distributors of Licensed Products in accordance with this Agreement.

2.3           Reservation of Rights.  OMS reserves all rights with respect to the Hydroponic IP not expressly licensed to AeroGrow hereunder.

2.4           Restriction on Assignment.  This Agreement shall be binding upon and inure to the benefit of the Parties and their successors or assigns; provided that AeroGrow may assign this Agreement only if OMS provides prior and specific written consent, which consent may be withheld in OMS’s sole and absolute discretion.  Any assignment or transfer not expressly permitted by this Section 2.4 is prohibited and will be deemed to be null and void.

2.5           Use of Contract Manufacturers.

(a)
Subject to the exception in Section 2.5(b), AeroGrow shall not use the services of contract manufacturers in the manufacture of the Licensed Products unless OMS approves such contract manufacturers, specifically and in writing, before AeroGrow engages such contract manufacturers.  AeroGrow shall require any approved contract manufacturers to execute an agreement to manufacture the Licensed Products, and the agreement must be in a form approved by OMS before the agreement is presented to the contract manufacturer.

(b)
AeroGrow shall be permitted to continue to use the services of its current contract manufacturers as of the Securities Purchase Agreement effective date; provided that (i) AeroGrow shall require such contract manufacturers to promptly execute the agreement identified in Section 2.5(a) to the extent such agreement is not already in place or is unacceptable to OMS, and (ii) OMS shall have the right to terminate any such existing contract manufacturer to the extent that such existing contract manufacturer is the cause of a material deficiency in manufacturing of Licensed Products.

3.  PAYMENTS AND REPORTS

3.1           Royalty Payment.  AeroGrow shall pay OMS a royalty of two percent (2%) times Net Sales of Licensed Products (“Royalty”) sold by AeroGrow during the Term of this Agreement.

3.2           Timing of Payments.  Royalties shall be payable annually for each Contract Year.  No later than April 15th of each Contract Year after the First Contract Year, and April 15th after expiration or termination of the Agreement for any reason, AeroGrow shall provide OMS with a Royalty report including the Net Sales figures for the prior Contract Year and the current Contract Year, itemized according to each product and country, and shall provide in such report all other information and calculations (including the calculation of Net Sales) necessary to allow OMS to verify the accuracy of the Royalty calculation.  Concurrently with providing each such report, AeroGrow shall pay OMS the Royalties for the prior Contract Year.

3.3           Form of Payment.  For Royalties and other fees due under this Agreement and accrued in Contract Years 1-4 shall be payable by AeroGrow to OMS, or to an OMS Affiliate designated in writing by OMS, in shares of AeroGrow’s common stock, par value $0.001 per share “Common Stock”), at the then-current Series B Preferred Conversion Price, and such fees must be paid in accordance with U.S. tax laws and any other relevant tax laws.  For purposes of clarity, the Series B Preferred Conversion Price shall be calculated as provided under the Certificate of Designations, regardless of whether any shares of Series B Convertible Stock are then outstanding and regardless of whether the Certificate of Designations is then an effective part of the Articles of Incorporation of AeroGrow.  Until this Agreement is terminated or expires, AeroGrow shall deliver to OMS the certificate of adjustment referred to in Section 4(k) of the Certificate of Designations, regardless of whether the Series B Preferred is then convertible pursuant to Section 4 of the Certificate of Designations.  Royalties and other fees due under this Agreement and accrued in Contract Year 5 or subsequent Contract Years shall be payable by AeroGrow to OMS, or to an OMS Affiliate designated in writing by OMS, in cash (US dollars), and such fees must continue to be paid in accordance with U.S. tax laws and any other relevant tax laws.

3.4           Interest on Late Payments.  If AeroGrow fails to make any payment to OMS hereunder on the due date for payment, without prejudice to any other right or remedy available to OMS, AeroGrow shall pay OMS interest on all such overdue amounts from the due date of such amounts until paid at a twelve percent (12%) rate per annum.

3.5           Records and Audit.  AeroGrow shall keep, maintain and preserve, at its place of business identified above, during the Initial Term, during any Renewal Terms, and for at least three (3) years following termination or expiration of this Agreement for any reason, complete and accurate books, accounts, records and other materials covering all transactions related to this Agreement, including but not limited to the information contained in or related to the accounting for and payment of Royalties, which may include customer records, invoices, correspondence and banking, financial and other records in AeroGrow’s possession or under its control (the “Records”).  During the Initial Term, during any Renewal Terms, and for three (3) years following termination or expiration of this Agreement for any reason, OMS and/or an independent third party representative of OMS, upon three (3) days’ notice and during regular business hours, shall have the right once per year to conduct an audit of the Records.  Following the audit, AeroGrow shall take immediate steps to timely resolve any issues raised therein, including payment of any monies owing and due.  OMS shall bear the costs of the audit, provided, however, that if an audit reveals an underpayment of more than five (5%) percent of the total amount payable for any Contract Year, then AeroGrow shall bear the expense of the audit.

3.6           Currency Conversion.  For purposes of computing the Royalty payment on Net Sales of Licensed Products in any country outside the United States, the Net Sales of such Licensed Products for each calendar quarter shall be converted to U.S. Dollars using the rate of exchange as reported in the Wall Street Journal on the last business day of the applicable calendar quarter.

4.  DEVELOPMENT OF LICENSED PRODUCTS

4.1           Development by AeroGrow.  AeroGrow accepts full responsibility for and agrees to pay all costs it incurs associated with the development, manufacture and promotion of the Licensed Products in the Territory.  AeroGrow will secure all plant, equipment and technical skills necessary for the development and manufacture of the Licensed Products, and OMS shall have no liability or responsibility with respect thereto.

4.2           Compliance with Laws.  AeroGrow shall develop, manufacture, package, label, advertise, and sell all Licensed Products in strict compliance with all applicable laws, rules and regulations.  Without limiting the foregoing, the Licensed Products will be manufactured in substantial compliance with all applicable federal, state and local laws and regulations applicable within the Territory, and will not be adulterated or misbranded within the meaning of any federal, state or local laws, rules or regulations applicable within the Territory.  AeroGrow shall obtain any required license or certification under the laws or regulation of the United States and other countries within the Territory.  Unless OMS agrees otherwise in writing, AeroGrow will destroy all inventories of Licensed Products that are not in conformity with any applicable laws, rules or regulations within the Territory.  AeroGrow agrees to notify OMS promptly of any regulatory action of which AeroGrow has knowledge that is taken in relation to it by any federal, state, foreign, county or municipal authority which relates to or affects the development, manufacture, storage, packaging, labeling, advertising, distribution, or sale of the Licensed Products.

5.  INTELLECTUAL PROPERTY

5.1           Developed IP.

(a)
During the Term of this Agreement, AeroGrow shall disclose to OMS all technical developments, inventions and improvements made by AeroGrow relating to the Licensed Products.  AeroGrow shall be responsible, at its expense, for filing, prosecution, registration, maintenance and other protection and/or perfection of Intellectual Property rights relating such developments, inventions and improvements (“Developed IP”).  AeroGrow shall provide to OMS quarterly during the term of this Agreement a report of all Developed IP created during the previous quarter and a proposed plan and strategy for securing Intellectual Property protection on such Developed IP.

(b)
AeroGrow shall provide OMS with copies of all relevant file histories, correspondence, and other papers related to the Developed IP during the Term of this Agreement.  AeroGrow shall promptly provide to OMS all information received concerning the institution or possible institution of any opposition, re-examination, reissue, review, revocation, interference, nullification or any other official proceeding involving any of the Developed IP anywhere in the Territory.  AeroGrow agrees to provide OMS with copies of substantive communications, search reports and third party observations submitted to or received from intellectual property offices during the Term of this Agreement.  AeroGrow shall also provide OMS an opportunity to review and comment on all substantive responses to the intellectual property offices with respect to Developed IP and AeroGrow shall consider in good faith all such comments received from OMS.

(c)
If AeroGrow wishes to discontinue the prosecution of any patent application or maintenance of any patent included within the Developed IP, or otherwise declines to pursue Intellectual Property protection (e.g., by deciding not to file a patent application) AeroGrow shall promptly notify OMS and supply OMS with all relevant information, including copies of all written communications with the government patent office or offices involved.  OMS shall then have the right, but not the obligation, to file, maintain or continue prosecution of such application or maintain such patent application or patent, and AeroGrow shall assign all of its right, title and interest in such application to OMS at no additional cost to OMS.  AeroGrow shall fully cooperate with OMS in such filing, maintenance, and/or prosecution, including the execution and provision of all documents OMS deems necessary for such filing, prosecution and/or maintenance.

(d)
OMS shall have a right of first refusal (“ROFR”) to purchase or otherwise acquire any Developed IP owned by AeroGrow.  In the event that AeroGrow intends to begin negotiations for sale of all or a portion of the Developed IP with any third party, AeroGrow shall promptly provide to OMS written notice and any copies of such third party offer (suitably redacted to remove the name) offered by such third party and shall provide OMS with an opportunity to discuss such transaction and make a proposal to AeroGrow.  If the Parties are unable to agree on a non-binding term sheet within 20 business days following OMS’s receipt of such notice, AeroGrow shall have the right to conclude such transaction with the third party within a period of 90 days.  If such transaction does not close within such period, OMS shall have another ROFR.  The ROFR shall become effective as of the Effective Date of this Agreement and shall remain in force during the Term of this Agreement.

5.2           IP Enforcement.  If, during the term of this Agreement, either Party becomes aware of any actual or threatened infringement or misappropriation of any Hydroponic IP or Developed IP by any third party that impacts the Licensed Products or their use, the following provisions shall apply:

(a)	The Party having such knowledge shall promptly give notice to the other Party, with all available details.

(b)
To the extent that the infringement concerns the Hydroponic IP, OMS, as the owner of the Hydroponic IP, shall have the right to enforce the Hydroponic IP, and AeroGrow, as the exclusive licensee, shall join any such enforcement action if requested by OMS.  AeroGrow agrees to cooperate with OMS by taking such actions as may be reasonably necessary, including but not limited to, producing relevant documents and signing all necessary papers and ensuring that its employees and agents also take such action.  In the event any monetary recovery in connection with such infringement action is obtained, such recovery shall be applied in the following priority: (i) to reimburse OMS to the extent of its out-of-pocket expenses (including reasonable attorneys’ fees) in prosecuting such infringement or misappropriation, (ii) ninety percent (90%) of the balance shall be paid to the OMS; and (iii) ten percent (10%) of the balance shall be paid to AeroGrow as exclusive licensee.

(c)
If OMS determines, in its discretion, not to enforce the Hydroponic IP against any such infringement in the Territory, AeroGrow, as the exclusive licensee of the Hydroponic IP in the Territory, shall have the right to enforce such Hydroponic IP that OMS has determined not to enforce in the Territory.  OMS shall make such determination within six (6) months of written notice from AeroGrow describing such infringement and the relevant Hydroponic IP.  If OMS declines, then OMS, as the owner, shall join any such enforcement action by AeroGrow (at the expense of AeroGrow) if requested by AeroGrow.  OMS agrees to cooperate with AeroGrow (at the expense of AeroGrow) by taking such actions as may be reasonably necessary, including but not limited to, producing relevant documents and signing all necessary papers and ensuring that its employees and agents also take such action.  In the event any monetary recovery in connection with such infringement action is obtained, such recovery shall be applied in the following priority: (i) to reimburse AeroGrow to the extent of its out-of-pocket expenses (including reasonable attorney’s fees) in prosecuting such infringement or misappropriation, (ii) fifty percent (50%) of the balance shall be paid to the AeroGrow; and (iii) fifty percent (50%) of the balance shall be paid to OMS.  If AeroGrow has not filed suit to enforce the Hydroponic IP within six (6) months after OMS has declined, then the right to enforce the Hydroponic IP in the Territory shall revert to OMS.

(d)
To the extent that the infringement concerns the Developed IP, the Parties shall meet to discuss and agree upon an appropriate course of action, and each Party shall provide reasonable assistance to the other Party with respect to enforcement of the Developed IP.

(e)
The Parties shall keep one another informed of the status of their respective activities regarding any litigation or settlement thereof concerning enforcement of the Hydroponic IP and the Developed IP; provided, that no settlement or consent judgment or other voluntary final disposition of any suit defended or action brought by a Party pursuant to this Article 5 may be entered into without the consent of the other Party if such settlement would require the other Party to be subject to an injunction or to make a monetary payment or an admission of wrongdoing or would otherwise adversely affect the other Party’s rights under this Agreement.

6.  INSURANCE

AeroGrow agrees to obtain and maintain, at its own cost and expense, Commercial General Liability Insurance (including Excess/Umbrella Insurance) in the amount not less than Five Million Dollars ($5,000,000) covering bodily injury, property damage, products -  completed operations and personal injury, including death resulting there from and Automobile Liability in an amount not less than one million dollars ($1,000,000) covering bodily injury and property damage.  This required insurance shall be written by companies licensed to do business in the state in which the service will be provided and shall have a Best’s Key rating of no less than A-VII.  Such policy shall name OMS as Additional Insured including providing defense costs and be primary with respect to any insurance or self-insurance programs maintained by OMS.  The policy must be endorsed to reflect that the Additional Insured will be provided no less than thirty (30) days advance written notice of cancellation or material change in the policy required to be carried as part of this Agreement.  AeroGrow shall deliver to OMS a certificate of insurance that specifies the required coverage immediately following execution of this Agreement.  AeroGrow shall also obtain and maintain at its own cost and expense, any and all statutorily required insurance, including, but not limited to Workers’ compensation insurance with statutory limits, and Employer’s Liability insurance.  The Commercial General Liability, Automobile Liability and Workers Compensation/Employer’s Liability policy will include a Waiver of Subrogation in favor of OMS.  The limits required to be evidenced do not limit the liability of AeroGrow in any claim or suit.

7.  CONFIDENTIALITY

7.1           Acknowledgment of Confidentiality.  Each Party understands that any Protected Information disclosed to it by the other Party under this Agreement is secret, proprietary and of great value to the disclosing Party, which value may be impaired if the secrecy of the Protected Information is not maintained.  The Party disclosing Protected Information is hereinafter sometimes referred to as the “Disclosing Party” and the Party receiving Protected Information is sometimes hereinafter referred to as the “Receiving Party.”

7.2           Reasonable Security Measures.  Each Party has taken and will continue to take reasonable security measures to preserve and protect the secrecy of the Protected Information, and each Receiving Party agrees to take all measures reasonably necessary to protect the secrecy of a Disclosing Party’s Protected Information in order to prevent it from falling into the public domain or into the possession of persons not bound to maintain the secrecy of such information.

7.3           Non-Disclosure Obligation.  Each Receiving Party agrees not to disclose the Protected Information of the Disclosing Party obtained pursuant to this Agreement, to any person or entity (other than its key officers, and employees and/or their Affiliate to whom disclosure is necessary and which person or entity is bound to confidentiality obligations at least as restrictive as those set forth in this Article 7), while this Agreement is in effect or at any time following the expiration or termination of this Agreement for any reason.

7.4           Burden of Proof.  Each Receiving Party acknowledges and agrees that if it shall disclose, divulge, reveal, report, publish, transfer or use, for any purpose whatsoever, except as authorized herein, any Protected Information of a Disclosing Party, and such Receiving Party shall assert as a defense that such information (a) was already known to it or developed prior to the execution of this Agreement, (b) was independently developed by it, (c) was disclosed to third parties without violation of this Agreement, (d) was in the public domain prior to the Effective Date of this Agreement, or (e) entered the public domain without violation of this Agreement, then such Receiving Party shall bear the burden of proof with respect to the same.

7.5           Permitted Use.  Neither AeroGrow nor OMS shall use the Protected Information of the other Party for any purpose except as permitted in this Agreement.

7.6           Permitted Disclosures.  The confidentiality obligations contained in this Article 7 shall not apply to the extent that any Receiving Party is required (a) to disclose the information by law, order or regulation of governmental agency or a court of competent jurisdiction, or (b) to disclose information to any governmental agency for purposes of obtaining approvals to test or market the Product; provided, that, in each such case, the Receiving Party shall give written notice thereof to the Disclosing Party and sufficient opportunity to prevent or limit any such disclosure or to request confidential treatment thereof; and provided, further, that the Receiving Party shall give reasonable assistance to the Disclosing Party to preserve the information as confidential.

7.7           Terms of this Agreement.  The terms and existence of this Agreement shall be treated by the Parties as Protected Information.  Neither Party shall issue a press release or otherwise publicize the negotiation or conclusion of this Agreement without the express written consent of the other Party.

8.  TERM AND TERMINATION

8.1           Initial Term.  The Initial Term of this Agreement, and the license granted herein, shall be five (5) years from the April 1, 2013, unless sooner terminated in accordance with the provisions hereof.

8.2           Renewal Terms.  AeroGrow may renew this Agreement, and the license granted herein, for consecutive additional five-year Renewal Terms by providing written notice of renewal to OMS at least six (6) months in advance of the expiration of the Initial Term (or the then-effective Renewal Term), provided that, at the time of the notice and at the time of the renewal, AeroGrow is not in default with respect to any of its obligations under the Agreement.

8.3           Termination.  This Agreement may be terminated as follows:

(a)
If AeroGrow defaults in the payment of any Royalties, interest, or other fees, and such default is not cured within thirty (30) business days following AeroGrow’s receipt of written notice of such default, then this Agreement and the license granted hereunder may be terminated upon written notice by OMS sent to AeroGrow after expiration of the thirty (30) day period and effective upon receipt of such notice, without prejudice to any and all other rights and remedies OMS may have hereunder or by law provided.  Notwithstanding the foregoing provision allowing AeroGrow thirty (30) business days to cure a default in payment, AeroGrow must use its best efforts to cure such default as promptly as possible within said thirty (30) business day period.

(b)
If AeroGrow fails to sell and commercially distribute an amount of Licensed Products equivalent to $5,000,000 in gross sales of Licensed Products for which Royalties are due under Section 3.1 for any Contract Year, and such default is not cured within thirty (30) business days following AeroGrow’s receipt of written notice of such default, then this Agreement and the license granted hereunder may be terminated upon written notice by OMS sent to AeroGrow after expiration of the thirty (30) day period and effective upon receipt of such notice, without prejudice to any and all other rights and remedies OMS may have hereunder or by law provided.

(c)
If AeroGrow fails to perform in accordance with any material term or condition of this Agreement (other than as described in Sections 8.3(a) or 8.3(b) above) and such default continues unremedied for thirty (30) days after the date on which AeroGrow receives written notice of default, then this Agreement may be terminated upon notice by OMS, effective upon receipt of such notice, without prejudice to any and all other rights and remedies OMS may have hereunder or by law provided.

(d)
If any corporate action, legal proceedings or other procedure or step is taken in relation to: (i) the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration or reorganization of AeroGrow; (ii) a composition, compromise, assignment or arrangement with any creditor of AeroGrow; (iii) the appointment of a liquidator, trustee in bankruptcy, special administrator or other similar officer in respect of AeroGrow or any of its assets; (iv) the commencement of a case or proceeding, whether voluntary or involuntary, under any applicable bankruptcy or insolvency law; (v) enforcement of any liens over any assets of AeroGrow having an aggregate value in excess of $50,000 (or its equivalent in any other currency or currencies), or (vi) any analogous procedure or step is taken in any jurisdiction, then this Agreement and the license granted hereunder may be terminated immediately upon notice by OMS, effective upon sending such notice, without prejudice to any and all other rights and remedies OMS may have hereunder or by law provided, and the license herein granted shall not constitute an asset in reorganization, bankruptcy, or insolvency which may be assigned or which may accrue to any court or creditor appointed referee, receiver, or committee.

(e)
OMS shall have the right, but not the obligation, to terminate this Agreement by providing written notice to AeroGrow, in the event that the Brand License Agreement expires or terminates for any reason.

(f)
If AeroGrow fails to comply with its obligations under Section 4.2, as reasonably determined by OMS, and such default continues unremedied for thirty (30) days after the date on which AeroGrow receives written notice of default, then this Agreement may be terminated upon notice by OMS, effective upon receipt of such notice, without prejudice to any and all other rights and remedies OMS may have hereunder or by law provided.

8.4           Rights Upon Cancellation, Termination, or Expiration.  Upon any cancellation, termination, or expiration of this Agreement for any reason:

(a)	The license granted to AeroGrow in Section 2.1 shall terminate; and, except as provided in Section 8.6 below, AeroGrow shall forthwith discontinue all use of the Hydroponic IP.

(b)	AeroGrow shall promptly pay to OMS all amounts due and owing hereunder, including all unpaid, accrued Royalties under Article 3 and under Section 8.6.

(c)
Each Receiving Party shall return to the Disclosing Party (or at the Disclosing Party’s direction, destroy) all Protected Information of the Disclosing Party provided or otherwise made available by the Disclosing Party that is in the possession, custody or control of the Receiving Party; provided, however, that such obligation shall not apply to the extent that the return or destruction of such Protected Information to the Disclosing Party would materially interfere with the surviving rights of the Receiving Party under this Agreement.

8.5           Surviving Terms.  The following terms shall survive termination of this Agreement: Article 1, Sections 2.2, 2.3, 2.4, 3.2, 3.3, 3.4, 3.5, 3.6, and 3.7, Article 7, Sections 8.4, 8.5, 8.6, and 9.3, and Articles 10, 11 and 12.

8.6           Disposal of Inventory After Cancellation, Termination, or Expiration.  For a period of three (3) months after cancellation, termination, or expiration of this Agreement, AeroGrow may sell Licensed Products in AeroGrow’s inventory as provided in the Brand License Agreement (“Sell-Off Period”), except that AeroGrow shall have no right to a Sell-Off Period if OMS terminates this Agreement pursuant to any of the provisions in Sections 8.3(c) or 8.3(d).  Any sales of Licensed Products during the Sell-Off Period shall require payment of all Royalties, interest, and other fees in accordance with Article 3 and Section 8.4(b).

9.  REPRESENTATIONS AND WARRANTIES

9.1           Mutual Representations and Warranties.  AeroGrow and OMS each represents and warrants as follows:

(a)
It is a corporation duly organized, validly existing and in good standing under the laws of Nevada and Delaware, respectively, is qualified to do business and is in good standing as a foreign corporation in each jurisdiction in which the performance of its obligations hereunder requires such qualification and has all requisite power and authority, corporate or otherwise, to conduct its business as now being conducted and to execute, deliver and perform this Agreement.

(b)	The execution, delivery and performance by it of this Agreement have been duly authorized by all necessary corporate actions, and do not and will not:

(i)	require any consent or approval of its stockholders or any government authority, or

(ii)
violate any provision of any law, rule, regulation, order, writ, judgment, injunction, decree, determination or award presently in effect having applicability to it or any provision of its charter documents.

(c)	This Agreement is legal, valid and binding and any obligation under it is enforceable in accordance with its terms and conditions.

(d)
It is not under any contractual obligation that is materially conflicting or materially inconsistent in any respect with the terms of this Agreement or that would materially impede the diligent and complete fulfillment of its obligations.

9.2           DISCLAIMER OF WARRANTIES.  EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, NOTHING IN THIS AGREEMENT SHALL BE CONSTRUED AS A WARRANTY OR REPRESENTATION BY OMS THAT THE USE OF THE HYDROPONIC IP LICENSED TO AEROGROW HEREUNDER WILL RESULT IN ANY PRODUCTS, OR AS A WARRANTY OR REPRESENTATION BY OMS THAT THE EXPLOITATION OF ANY OF THE FOREGOING WILL BE FREE FROM INFRINGEMENT OF INTELLECTUAL PROPERTY OF THIRD PARTIES.

10.  INDEMNIFICATION

10.1           OMS Indemnification.  OMS hereby indemnifies AeroGrow and forever holds AeroGrow harmless from and against all claims, suits, actions, proceedings, damages, losses, liabilities, costs, or expenses (including reasonable attorneys' fees and expenses) arising out of, based upon, or in connection with any breach of any of OMS’s representations and warranties set forth in this Agreement.

10.2           AeroGrow Indemnification.  AeroGrow hereby indemnifies OMS and forever holds OMS harmless from and against all claims, suits, actions, proceedings, damages, losses or liabilities, costs or expenses (including reasonable attorneys' fees and expenses) arising out of, based upon, or in connection with (a) any breach of any of AeroGrow’s representations and warranties as set forth in this Agreement; (b) any use of any Patent, process, method, or device, including Developed IP, by AeroGrow in connection with the Licensed Products; (c) any alleged defects or dangers inherent in the Licensed Products or the manufacture, distribution, sale, or use thereof; (d) any injuries or damages to purchasers, users, or consumers of Licensed Products or arising from or related to the use or consumption of the Licensed Products; or (e) any alleged infringement of any third party's Copyright, Patent, Trademark, or other Intellectual Property unless and to the extent such alleged infringement is directly caused by conformance by AeroGrow to product specifications for the Licensed Products provided by OMS to AeroGrow.

10.3           Conditions of Indemnification.  As a condition of indemnification under this Article 10, the Party seeking indemnification shall give the other Party (for purposes of this Article 10, the “Indemnifying Party”) immediate notice of and copies of all pleadings and correspondence related to the assertion of any such claim, proceeding, action, or suit and agrees not to settle, compromise, or otherwise dispose of any such claim, proceeding, action or suit without the prior written consent of the Indemnifying Party.  The Indemnifying Party shall have the right (but not the obligation) to assume the defense or settlement of any such claim, proceeding, action, or suit at its expense, by counsel of its choice.  If the Indemnifying Party assumes such defense, the Party seeking indemnity shall cooperate fully with the Indemnifying Party in defense of the action and the Indemnifying Party shall not be liable to pay or reimburse the other Party for attorneys' fees or expenses, except such out-of-pocket costs or expenses incurred by the indemnified Party in cooperating with the Indemnifying Party.

10.4           Limits.  Neither Party shall be liable to the other Party, whether pursuant to indemnification or otherwise under this Agreement, for any punitive, indirect or consequential losses, or for loss of business or goodwill, except that these limitations of liability shall not apply to (a) claims for death or physical injury, or loss or damage to tangible personal or real property; (b) damages caused by either Party’s gross negligence or willful misconduct or omission of either Party or its respective employees or representatives; or (c) damages payable pursuant to a breach of Article 7 (Confidentiality) or this Article 10 (Indemnification).

11.  NOTICES

All notices provided for in this Agreement shall be in writing and shall be given by facsimile or registered mail, postage prepaid, or by overnight courier deposited with a reputable company, addressed to the other Party at the applicable address set forth below, or to such other addresses as may be given for such purpose by such that Party by notice duly given hereunder.  Notice shall be deemed properly given on the date of a confirmed facsimile transmission, three (3) days after the date mailed if given by first class mail, or one (1) day after confirmed delivery by overnight courier:

TO OMS:

OMS Investments, Inc.
Attn.: Luis A. Rodriguez, Assistant Secretary
10250 Constellation Blvd., Suite 2800
Los Angeles, CA 90067
Facsimile: (310) 300-3051

WITH COPIES TO:

Hunton & Williams, LLP
2200 Pennsylvania Avenue, N.W.
Washington, D.C. 20036
Attention: J. Steven Patterson
Facsimile: (202) 778-2201

TO AEROGROW:

AeroGrow International, Inc.
Attn.: President and CEO
1026075 Longbow Dr., Suite 200
Boulder, CO 80301
Facsimile: (303) 444-0406

WITH COPIES TO:

Hutchinson Black and Cook, LLC
921 Walnut Street, Suite 200
Boulder, CO 80302
Attention: James L. Carpenter, Jr.
Facsimile: (303) 442-6593

12.  GENERAL PROVISIONS

12.1           No Fiduciary or Other Relationship.  The Parties understand and agree that this Agreement does not create a fiduciary relationship between them, that they are and shall be independent contractors, and that nothing in this Agreement is intended to make either Party a general or special agent, joint venture, partner, or employee of the other Party for any purpose whatsoever.  Except as expressly authorized in writing, neither OMS nor AeroGrow shall make any express or implied agreements, warranties, guarantees or representations or incur any debt in the name or on behalf of the other, represent that their relationship is other than licensor and licensee, or be obligated by or have any liability under any agreements or representations made by the other that are not expressly authorized in writing.

12.2           Patent Marking.  AeroGrow agrees to mark all Licensed Products sold or otherwise disposed of by it under the license granted herein with the word “Patent” or “Patents” and the number or numbers of the issued Patents within the Hydroponic IP applicable thereto.

12.3           Severability.  In the event that any provision of this Agreement is deemed invalid, unenforceable or void by a final, non-appealable judgment of a court of competent jurisdiction, the remainder of the Agreement shall be interpreted to the extent possible to effect the overall intention of the Parties as of the date of this Agreement.

12.4           Waiver.  A Party may by written instrument unilaterally waive or reduce any obligation of or restriction upon the other Party under this Agreement, effective upon delivery of written notice thereof to the other or such other effective date stated in the notice of waiver.  Any waiver so granted by the waiving Party shall be without prejudice to any other rights the waiving Party may have, will be subject to continuing review by the waiving Party and may be revoked, in the waiving Party's sole discretion, at any time and for any reason, effective upon delivery to the other Party of ten (10) days' prior written notice.

12.5           Waiver by Custom or Practice.  A Party shall not be deemed to have waived or impaired any right, power or option reserved by this Agreement (including, without limitation, the right to demand exact compliance with every term, condition and covenant herein or to declare any breach thereof to be a default and to terminate this Agreement) by virtue of any custom or practice of the Parties at variance with the terms hereof.  Any failure, refusal or neglect of a Party to exercise any right under this Agreement or to insist upon exact compliance by the other with its obligations hereunder, any waiver, forbearance, delay, failure or omission by a Party to exercise any right, power or option, whether of the same, similar or different nature, or OMS’s acceptance of any payments due from AeroGrow after any breach of this Agreement, shall not be deemed a waiver or impairment of any right, power or other option provided under this Agreement.

12.6           Force Majeure.  Neither Party shall be liable for loss or damage or deemed to be in breach of this Agreement if their failure to perform obligations results from:

(a)	compliance with any law, regulation, requirement or instruction of any federal, state, municipal or foreign government or any department or agency thereof;

(b)	acts of God;

(c)	fires, strikes, embargoes, war or riot; or

(d)	any other similar event or cause.

Any delay resulting from any of said causes shall extend performance accordingly or excuse performance, in whole or in part, as may be reasonable, except that said causes shall not excuse payments of amounts owed at the time of such occurrence or payment of any Royalties, interest, or other fees.

12.7           Temporary Restraining Orders and Preliminary Injunctions.  Notwithstanding anything to the contrary in this Agreement, each Party shall have the right in a proper case to obtain temporary restraining orders and temporary or preliminary injunctive relief from a court of competent jurisdiction.

12.8           Rights Cumulative.  The rights of each Party hereunder are cumulative and no exercise or enforcement by a Party of any right or remedy hereunder shall preclude the exercise or enforcement by that Party of any other right or remedy hereunder which that Party is entitled by law to enforce.

12.9           Costs and Attorneys’ Fees.  If a claim for amounts owed by AeroGrow to OMS or its Affiliates is asserted in any judicial proceeding or appeal thereof, or if a Party enforces this Agreement in any judicial proceeding or appeal thereof, the Party prevailing in such proceeding shall be entitled to reimbursement of its reasonable costs and expenses, including reasonable accounting and legal fees, whether incurred prior to, in preparation for, or in contemplation of the filing of any written demand, claim, action, hearing or proceeding to enforce the obligations of this Agreement.  If OMS incurs expenses in connection with AeroGrow’s failure to pay when due amounts owing to OMS, to submit when due any reports, information or supporting records or otherwise to comply with this Agreement, including, but not limited to legal and accounting fees, OMS shall be reimbursed by AeroGrow for any reasonable costs and expenses that OMS incurs.

12.10           Governing Law.  This Agreement, and the relationship between the Parties, shall be governed by the laws of the State of Ohio, without regard to principles of conflicts of laws.

12.11           Jurisdiction.  The Parties hereby irrevocably consent and agree that any legal action, suit or proceeding arising out of or in any way in connection with this Agreement may be instituted or brought in the United States District Court for the Southern District of Ohio.  The Parties hereby irrevocably consent and submit to, for themselves and in respect of their property, generally and unconditionally, the jurisdiction of such Court, and to all proceedings in such Court.  Further, the Parties irrevocably consent to actual receipt of any summons and/or legal process at their respective addresses as set forth in this Agreement as constituting in every respect sufficient and effective service of process in any such legal action or proceeding.  The Parties further agree that final judgment in any such legal action, suit or proceeding shall be conclusive and may be enforced in any other jurisdiction, whether within or outside the United States of America, by suit under judgment, a certified or exemplified copy of which will be conclusive evidence of the fact and the amount of the liability.

12.12           Waiver of Punitive Damages.  The Parties waive to the fullest extent permitted by law any right to or claim for any punitive or exemplary damages against the other and agree that, in the event of a dispute between them, the Party making a claim shall be limited to recovery of any actual damages it sustains; except that, the limitations of liability arising out of, under or in connection with (a) claims for death or physical injury, or loss or damage to tangible personal or real property; (b) damages caused by either Party’s gross negligence or willful misconduct or omission of either Party or their respective employees or representatives; or (c) damages payable pursuant to a breach of Article 7 (Confidentiality) and Article 10 (Indemnification).

12.13           Headings.  The headings of the several Articles and Sections hereof are for convenience only and do not define, limit or construe the contents of such Articles or Sections.

12.14           Interpretation.  Except where the context otherwise permits or requires, the use of the term “including” and inflections thereof, mean “including without limitation,” “include without limitation” or “includes without limitation.”

12.15           Entire Agreement.  This Agreement represents the entire agreement between the Parties with respect to the subject matter hereof and supersedes any prior agreements and negotiations between the Parties, including all oral, written or otherwise communicated statements in whatever form or from whatever source.

12.16           Counterparts.  This Agreement may be executed simultaneously in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement, binding upon all Parties hereto, notwithstanding that all Parties are not signatories to the original or the same counterpart.

12.17           Expenses.  Each Party shall bear its own expenses (including attorneys' fees and expenses) in connection with the preparation, negotiation, execution, and delivery of this Agreement.

[Signature pages follow.]

IN WITNESS WHEREOF, the Parties have executed this Technology License Agreement, effective as of the Effective Date first written above.

OMS INVESTMENTS, INC.

By:

Name:

Title:

AEROGROW INTERNATIONAL, INC.

By:

Name:

Title:

SCHEDULE 1
HYDROPONIC IP

1.	Patents

U.S. Patents and Applications

Patent No.	Application No.	Publication No.	Title	Filing Date (MM/DD/YYYY)
D586,688	29/235,880	-	Indoor Gardening Appliance	08/08/2005
7,818,916	11/321,023	2006/0254332	PH Buffered Plant Nutrient Compositions and Methods for Growing Plants	12/28/2005
8,261,486	11/654,164	2007/0271842	Systems and Methods for Controlling Liquid Delivery and Distribution to Plants	01/16/2007
D604,196	29/292,564	-	Indoor Gardening Appliance	10/17/2007
D604,197	29/293,343	-	Indoor Gardening Appliance	11/16/2007
8,091,275	12/911,590	2011/0036009	PH Buffered Plant Nutrient Compositions and Methods for Growing Plants	10/25/2010

Foreign Patents and Applications

Application No.	Publication No.	Title	Filing Date (MM/DD/YYYY)
PCT/US2004/030168	WO 2005/055700	Devices and Methods for Growing Plants	09/15/2004

2.	Copyrights

No.	Description	Reg. Date (MM/DD/YYYY)
VA0001674819	Cascading Petunias Seed Kit	09/28/2007
TX0006833384	Cascading Petunias Tending & Harvesting Guide	09/28/2007
VA0001674791	Cherry Tomato Seed Kit	09/28/2007
TX0006833400	Cherry Tomato Tending & Harvesting Guide	09/28/2007
VA0001676754	Chili Pepper Seed Kit	09/28/2007
TX0006833387	Chili Pepper Tending & Harvesting Guide	09/28/2007
VA0001674792	French Herb Seed Kit	09/28/2007
TX0006833392	French Herb Tending & Harvesting Guide	09/28/2007
VA0001676784	Gourmet Herb Seed Kit	09/28/2007
TX0006833397	Gourmet Herb Tending & Harvesting Guide	09/28/2007
VA0001674803	Grow Bulbs (2)	09/28/2007
VA0001674808	Grow Bulb (1)	09/28/2007
TX0006833380	Herb Appeal	09/28/2007
PA0001602428	Herb Appeal	09/28/2007
VA0001674793	International Basil Seed Kit	09/28/2007
TX0006833407	International Basil Tending & Harvesting Guide	09/28/2007
VA0001674799	Italian Herb Seed Kit	09/28/2007
TX0006833410	Italian Herb Tending & Harvesting Guide	09/28/2007
VA0001674800	Japanese Herb Seed Kit	09/28/2007
TX0006833412	Japanese Herb Tending & Harvesting Guide	09/28/2007
VA0001676787	Master Gardener Deluxe	09/28/2007
TX0006833139	Master Gardener Deluxe Guide	09/28/2007
TX0006833376	Quick Start Guide	09/28/2007
TX0006833137	Salad Bar Series Tending & Harvesting Guide	09/28/2007

3.	Technical Information

Software rights for AeroGarden ULTRA software, and the programs and operational setting for all AeroGrow gardens, are owned by AeroGrow.  The software may control grow-light timer settings, pump/bubbler settings, nutrient timer settings, bulb-replace timer settings, garden-type settings, and alert LEDs.  The ULTRA adds customizability, time-sensitive tips, and a detailed user interface and control screen.  There is no relevant documentation.

List of software: AG ULTRA, AG Extra, AG 7, Pro 100, AG 6, Space Saver 6, AG3, Ultimate Kitchen Garden, and Veggie Pro.